Exhibit 5.1

August 10, 2017

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Re:	Great Lakes Dredge & Dock Corporation and its subsidiary guarantors

Registration Statement on Form S-4

8.000% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Company and its subsidiary guarantors named therein (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $325,000,000 aggregate principal amount of the Company’s registered 8.000% Senior Notes due 2022 (the “New Notes”) for all of the Company’s outstanding unregistered 8.000% Senior Notes due 2022 (the “Old Notes”). The Old Notes have been, and the New Notes will be, issued pursuant to that certain Indenture dated as of May 24, 2017 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Guarantors will guarantee (the “Guarantees”) the New Notes in accordance with the Indenture.

In connection with rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors (collectively, the “Companies”) and such other documents as we have deemed necessary or appropriate for the purposes of furnishing this letter, including: (i) the amended and restated Certificate of Incorporation of the Company as amended through December 26, 2006; (ii) the amended and restated Bylaws of the Company dated as of May 14, 2015; (iii) the organizational documents of the Guarantors as certified by officers or managers thereof; (iv) the resolutions adopted by the Board of Directors of the Company on May 11, 2017; (v) the resolutions adopted by the governing boards of the Guarantors on May 11, 2017; (vi) the resolutions adopted by the Pricing Committee of the Board of Directors of the Company on May 18, 2017; (vii) the Indenture; (viii) a global certificate representing the New Notes; and (ix) such

Great Lakes Dredge & Dock Corporation

August 10, 2017

other certificates, instruments and documents as we have deemed relevant. We have also relied upon representations of officers or managers of the Companies and documents furnished to us by the Companies without independent verification of their accuracy, and upon such other documents, records, certificates and other instruments, including certificates or other written or oral advice of public officials and officers or managers of the Companies, as we considered necessary or appropriate in connection with furnishing this letter.

In connection with rendering the opinions expressed below, we have assumed without independent verification (i) the genuineness of all signatures on all documents reviewed by us hereunder, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies, (iii) the corporate or other power of all persons (other than the Companies) who have executed documents reviewed by us hereunder, and the legal capacity of natural persons executing such documents, (iv) the accuracy and completeness of all corporate records made available to us by the Companies, (v) the absence of any other documents, instruments, records, agreements or understandings that alter, modify or change the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us, (vi) the due authorization, execution and delivery of the Indenture, the Old Notes, the New Notes, and all other documents by the parties thereto (other than the Companies), (vii) that the New Notes will conform to the specimens examined by us, and (viii) that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, as of the date hereof, when (a) the Registration Statement has become effective under the Securities Act, (b) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, against receipt of the Old Notes surrendered in exchange therefor, and (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended:

1. the New Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company; and

2. the Guarantees of the New Notes will be valid and binding obligations of the Guarantors.

The opinions and other matters set forth herein are qualified in their entirety by and subject to the following:

A. We express no opinion other than as to the federal laws of the United States of America, the laws of the State of New York, the Delaware General Corporation Law, and the Delaware Limited Liability Company Act (the “Laws”). We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.

Great Lakes Dredge & Dock Corporation

August 10, 2017

B. The matters expressed in the fourth paragraph of this letter are subject to and qualified and limited by: (i) laws relating to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, liquidation, moratorium and other similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), including, without limitation, concepts of good faith and fair dealing, materiality, reasonableness and the possible unavailability of specific performance or injunctive relief; (iii) the power of courts to award damages in lieu of equitable remedies or to otherwise limit the rights of parties to obtain certain remedies; (iv) securities laws and public policy underlying such laws that may limit the enforceability of provisions relating to indemnification, exculpation, or contribution; (v) the effects of applicable laws requiring the mitigation of damages; (vi) limitations on the waiver of rights under any stay, extension or usury law or other law, whether now or hereafter in force, which would prohibit or forgive the Company or the Guarantors from paying all or any portion of the Old Notes or the New Notes as contemplated in the Indenture; (vii) standards of commercial reasonableness and good faith; and (viii) public policy.

C. This letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the transactions described therein, other than as expressly stated in the fourth paragraph of this letter with respect to the New Notes and the Guarantees.

We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES WALKER L.L.P.